UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/18/2006

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montreal, Quebec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 277-666 / (514) 521-1786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 18, 2006, the Board of Directors ("Board") of Molson Coors Brewing Company (the "Company") approved the payment to Directors of a fee of $1,000 per meeting for attendance at meetings of committees of the Board. This fee is in addition to the amounts otherwise payable to Directors for serving on the Board under the Company's current Director compensation policies and will apply to attendance at meetings of all committees of the Board other than meetings of the Nominating Committee and subcommittees thereof.

On May 18, 2006, the Board also approved a grant under the Company's Long Term Incentive Plan to Peter H. Coors, the Vice Chairman of the Company and the Executive Chairman of Coors Brewing Company. This grant consisted of 45,000 Stock Options, 40,000 Performance Shares, and 5,500 Restricted Stock Units. Stock Options represent the right to purchase one share of the Company's Class B Common Stock for each option granted, at a price equal to the fair market value of the Class B Common Stock on the date of grant. Stock Option grants vest in three equal annual installments from the date of grant. Performance Shares represent shares of the Company's Class B Common Stock and vest in two to five years subject to the Company's achievement of target Earnings Before Interest and Taxes (EBIT). Restricted Stock Units represent shares of the Company's Class B Common Stock and vest on the third anniversary of the date of grant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: May 24, 2006	By:	/s/ Samuel D. Walker
Samuel D. Walker
Global Chief Legal Officer